Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), made as of the 18th day of September, 2007, is entered into by and between Curis, Inc., a Delaware corporation (the “Company”), and Daniel R. Passeri (the “Employee”). The Agreement is intended to comply with the applicable provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the final Treasury regulations and guidance issued thereunder (“Section 409A”).

The Company desires to continue to employ the Employee, and the Employee desires to continue to be employed by the Company. In consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Term of Employment. The Company hereby agrees to continue to employ the Employee, and the Employee hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the period commencing on September 18, 2007 (the “Commencement Date”) and ending on December 31, 2012 (such period, as it may be extended, the “Employment Period”), unless sooner terminated in accordance with the provisions of Section 4. This Employment Agreement will remain in force and effect throughout the term of the Employment Period. The Employee’s employment with the Company may be terminated by either the Company or the Employee at any time subject only to the severance provisions contained in Section 5 hereof.

2. Position.

(a) The Employee shall serve as President and Chief Executive Officer of the Company. The Employee shall have duties and authority consistent with his position as President and Chief Executive Officer and as may be assigned from time to time by the Board of Directors of the Company (the “Board”). The Employee shall report to, and be subject to the supervision of, the Board. The Employee agrees to devote his entire business time to the business and interests of the Company during the Employment Period.

(b) During the Employment Period, the Company shall use its best efforts to cause the election of the Employee to the Board. Upon termination of the Employment Period, the Employee shall be deemed to have automatically resigned as a member of the Board; such resignation shall be effective immediately without the requirement of any further written notice.

(c) The Employee agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company.

3. Compensation and Benefits.

3.1 Salary. The Company shall pay the Employee, in periodic installments in accordance with the Company’s customary payroll practices, a base salary of $400,000 per annum. Such salary shall be subject to annual review by the Board.

3.2 Bonus. The Compensation Committee has the authority to award discretionary annual cash bonuses to the executive officers of the Company, including the Employee. Any bonus awarded shall be based on the achievement of specific objectives established by the Board. Such bonus (if any) will be paid in the form of cash or Company stock, as determined by the Compensation Committee.

3.3 Fringe Benefits. The Employee shall be entitled to participate in all medical and other benefit programs that the Company establishes and makes available to its employees, if any, to the extent that Employee’s position, tenure, salary, age, health and other qualifications make him eligible to participate. The Employee shall be entitled to four weeks paid vacation per year.

3.4 Reimbursement of Expenses. The Company shall reimburse the Employee for all reasonable travel, entertainment and other expenses incurred or paid by the Employee in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, upon presentation by the Employee of documentation, expense statements, receipts, vouchers and/or such other supporting information as the Company may request, provided, however, that the maximum amount available for such travel, entertainment and other expenses may be fixed in advance by the Board. Notwithstanding the foregoing, (i) the expenses eligible for reimbursement in one taxable year may not affect the expenses eligible for reimbursement in any other taxable year, (ii) such reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expenses were incurred, and (iii) the right to reimbursement is not subject to liquidation or exchange for another benefit.

3.5 Withholding. All salary, bonus and other compensation payable to the Employee shall be subject to applicable withholdings.

4. Termination of Employment Period.

(a) The employment of the Employee by the Company pursuant to this Agreement shall terminate upon the expiration of the Employment Period.

(b) The Company has the right to terminate the Employee’s employment under this Agreement, by notice to the Employee in writing at any time (i) for Cause (as defined below), (ii) without Cause for any or no reason, or (iii) due to the Disability (as defined below) of the Employee. Any such termination shall be effective upon the date of such notice to the Employee or such other date as may be specified in such notice.

(c) Employee’s employment under this Agreement shall terminate immediately upon the Employee’s death.

(d) The Employee shall have the right to terminate his employment under this Agreement (i) for any reason or no reason upon sixty (60) days’ prior written notice to the Company or (ii) for Good Reason (as defined below) upon thirty (30) days’ prior written notice specifying such Good Reason.

(e) As used in this Agreement, the terms below shall have the following meanings:

(i) “Cause” shall mean (a) a good faith finding by the Company that (i) the Employee has breached this Agreement and has failed to remedy such failure within thirty (30) days after notice thereof to the Employee, or (ii) the Employee has engaged in dishonesty, gross negligence or misconduct, or (b) the conviction of the Employee of, or the entry of a pleading of guilty or nolo contendere by the Employee to, any crime involving moral turpitude or any felony.

(ii) “Good Reason” shall mean (a) any material diminution in the Employee’s authority, duties or responsibilities; (b) any material reduction in his annual base salary; (c) any material breach by the Company of this Agreement; or (d) any requirement by the Company or of any person in control of the Company that the location at which the Employee performs his principal duties for the Company be changed to a new location that is more than forty (40) miles from the current principal location of the Company, provided that (i) the Employee provides the Company with notice of the condition described above within 90 days after the initial existence of the condition; (ii) such condition is not remedied by the Company within 30 days after receiving the notice and (iii) the Employee separates from service with the Company within 2 years following the initial existence of the condition.

(iii) “Disability” shall be deemed to occur if, as a result of the Employee’s incapacity due to physical or mental illness, the Employee shall have been absent from the full-time performance of his duties with the Company for six (6) consecutive months.

(iv) “Change in Control Event” shall mean:

(1) The acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (1), the following acquisitions shall not constitute a Change in Control Event: (A) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (C) any acquisition by any corporation pursuant to a Business Combination (as defined below) which complies with clauses (x) and (y) of subsection (3) of this definition; or

(2) Such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (x) who was a member of the Board on the date of the initial adoption of this Agreement by the Board or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; or

(3) The consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation or other form of entity in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation or entity is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination and (y) no Person (excluding the Acquiring Corporation or any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 50% or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination).

5. Compensation upon Termination.

(a) Subject to Section 5(e), in the event the Employee’s employment terminates as a result of a voluntary termination by the Employee for Good Reason, or a termination by the Company without Cause, upon execution of a general release of all claims against the Company, its employees, officers, directors and agents, in a form drafted by the Company, the Employee shall receive: (i) his base salary accrued through the last day of his employment with the Company payable in a lump sum amount with the next regular payroll cycle following his termination of employment, (ii) twelve (12) monthly payments each equal in amount to one-twelfth (1/12th) of the Employee’s then base salary, reduced by all applicable taxes and withholdings, in accordance with the Company’s then current payroll policies and practices and (iii) the medical and other benefits provided to him pursuant to the first sentence of Section 3.3 as an Employee of the Company will cease upon termination and the Employee will immediately become eligible for continuation of medical/dental coverage pursuant to COBRA. The Company will pay any difference between the COBRA premium and the amount the Employee would otherwise be responsible for with respect to the medical and dental coverage elected for a period of twelve (12) months from the date of such termination or as long as the Employee is eligible for COBRA, whichever period is shorter. At the end of this period, the Employee is eligible to continue coverage for the balance of the statutory period under COBRA, provided that the Employee pays the COBRA premium.

(b) In the event the Employee’s employment terminates as a result of the expiration of the Employment Period, by the Company for Cause, by the Employee without Good Reason or due to the death or Disability of the Employee, the Company shall pay to the Employee only his base salary accrued through the last day of his employment. Such payment will be paid in a lump sum with the next regular payroll cycle following his termination of employment.

(c) Subject to Section 5(e), in the event the Employee’s employment terminates as a result of termination of the Employee by the Company or its successor without Cause, or by the Employee for Good Reason, within twelve (12) months following a Change in Control Event, upon execution by the Employee of a general release of all claims against the Company, its employees, officers, directors and agents, in a form drafted by the Company, the Employee shall receive (i) his base salary accrued through the last day of his employment with the Company payable in a lump sum amount with the next regular payroll cycle following his termination of employment; (ii) twelve (12) monthly payments each equal in amount to one-twelfth (1/12th) of the Employee’s then base salary, reduced by all applicable taxes and withholdings, in accordance with the Company’s then current payroll policies and practices and (iii) the medical and other benefits provided to him pursuant to the first sentence of Section 3.3 as an Employee of the Company will cease upon termination and the Employee will immediately become eligible for continuation of medical/dental coverage pursuant to COBRA. The Company will pay any difference between the COBRA premium and the amount the Employee would otherwise be responsible for with respect to the medical and dental coverage elected for a period of twelve (12) months from the date of such termination or as long as the Employee is eligible for COBRA, whichever period is shorter. At the end of this period, the Employee is eligible to continue coverage for the balance of the statutory period under COBRA, provided that Employee pays the COBRA premium. For purposes of this paragraph, the Employee’s “Base Salary” shall be the greater of the amount in effect either immediately prior to the Change in Control Event or the termination date of Employee’s employment. The benefits provided under this Section 5(c) shall be in lieu of any benefits the Employee would have otherwise been entitled to pursuant to Section 5(a).

(d) The Employee shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise.

(e) The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to the Employee under this Section 5:

(i) It is intended that each installment of the payments and benefits provided under Section 5 shall be treated as a separate “payment” for purposes of Section 409A. Neither the Company nor the Employee shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A;

(ii) If, as of the date of the “separation from service” of the Employee from the Company, the Employee is not a “specified employee” (each within the meaning of Section 409A), then each installment of the payments and benefits shall be made on the dates and terms set forth in Section 5; and

(iii) If, as of the date of the “separation from service” of the Employee from the Company, the Employee is a “specified employee” (each, for purposes of this Agreement, within the meaning of Section 409A), then:

(1) Each installment of the payments and benefits due under Section 5 that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the Short-Term Deferral Period (as hereinafter defined) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A. For purposes of this Agreement, the “Short-Term Deferral Period” means the period ending on the later of the 15th day of the third month following the end of the Employee’s tax year in which the Employee’s separation from service occurs and the 15th day of the third month following the end of the Company’s tax year in which the Employee’s separation from service occurs; and

(2) Each installment of the payments and benefits due under Section 5 that is not paid within the Short-Term Deferral Period and that would, absent this subsection, be paid within the six-month period following the “separation from service” of the Employee of the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the death of the Employee), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Employee’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments and benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service) or Treasury Regulation 1.409A-1(b)(9)(iv) (relating to reimbursements and certain other separation payments). Such delayed payments shall bear interest at an annual rate equal to the prime rate as set forth in the Eastern edition of the Wall Street Journal on the Employee’s date of termination of employment, from the date of termination of employment to the date of payment. Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the second taxable year of the Employee following the taxable year of the Employee in which the separation from service occurs.

6. Notices. All notices, instructions, demands, claims, requests and other communications given hereunder or in connection herewith shall be in writing. Any such communication shall be sent either (a) by registered or certified mail, return receipt requested, postage prepaid, or (b) via a reputable nationwide overnight courier service, in each case to the address set forth below. Any such communication shall be deemed to have been delivered two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service.

To the Company:	Curis, Inc. 45 Moulton Street Cambridge, Massachusetts 02138 Facsimile: (617) 503-6501 Attention: Chief Financial Officer

To the Employee:	Daniel R. Passeri 70 Fox Run Duxbury, MA 02332

Either party hereto may give any notice, instruction, demand, claim, request or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such communication shall be deemed to have been duly given unless and until it actually is received by the party for which it is intended. Either party hereto may change the address to which notices, instructions, demands, claims, requests and other communications hereunder are to be delivered by giving the other party hereto notice in the manner set forth in this Section 6.

7. Entire Agreement. This Agreement hereto in respect of the subject matter contained herein supersedes all prior agreements, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled. For avoidance of doubt, the parties confirm that the foregoing does not apply to or limit the Employee’s rights under Delaware law or the Company’s Certificate of Incorporation or By-Laws.

8. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee.

9. Governing Law. Except as set forth in Section 13.14, the Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to principles of conflicts of laws. Except as set forth in Section 13.16, any action, suit, or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of the Agreement shall be commenced only in a court of the

Commonwealth of Massachusetts (or, if appropriate, a federal court located within Massachusetts), and the Company and the Employee each consents to the jurisdiction of such a court.

10. Successors and Assigns. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform the Agreement to the same extent that the Company would be required to perform it if no such succession had taken place. As used in the Agreement, “Company” shall mean the Company as defined above and any successor to its business or assets as aforesaid which assumes and agrees to perform the Agreement, by operation of law or otherwise.

11. Miscellaneous.

11.1 No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

11.2 The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

11.3 In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

12. No Duty to Seek Employment. The Employee and the Company acknowledge and agree that nothing contained in this Agreement shall be construed as requiring the Employee to seek or accept alternative or replacement employment in the event of his termination of employment by the Company for any reason, and no payment or benefit payable hereunder shall be conditioned on the Employee’s seeking or accepting such alternative or replacement employment.

13. Indemnification. Upon the later of (1) six years after the date that the Employee shall have ceased to serve as an Employee officer of the Company or, at the request of the Company, as a director, officer, partner, trustee, member, employee or agent of another corporation, partnership, joint venture, trust, limited liability company or other enterprise or (2) the final termination of all Proceedings (as defined below) pending on the date set forth in clause (1) in respect of which the Employee is granted rights of indemnification or advancement of Expenses (as defined below) hereunder and of any proceeding commenced by the Employee pursuant to Section 13.8 of this Agreement relating thereto, the Company shall provide indemnification to the Employee as follows:

13.1 Indemnification in Third-Party Proceedings. The Company shall indemnify the Employee in accordance with the provisions of this Section 13.1 if the Employee was or is a party to or threatened to be made a party to or otherwise involved in any Proceeding (other than a Proceeding by or in the right of the Company to procure a judgment in its favor) by reason of the Employee’s Corporate Status or by reason of any action alleged to have been taken or omitted in connection therewith, against all Expenses, judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by or on behalf of the Employee in connection with such Proceeding, if the Employee acted in good faith and in a manner which the Employee reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal Proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Employee did not act in good faith and in a manner which the Employee reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal Proceeding, had reasonable cause to believe that his or her conduct was unlawful.

13.2 Indemnification in Proceedings by or in the Right of the Company. The Company shall indemnify the Employee in accordance with the provisions of this Section 13.2 if the Employee was or is a party to or threatened to be made a party to or otherwise involved in any Proceeding by or in the right of the Company to procure a judgment in its favor by reason of the Employee’s Corporate Status (as defined below) or by reason of any action alleged to have been taken or omitted in connection therewith, against all Expenses and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of the Employee in connection with such Proceeding, if the Employee acted in good faith and in a manner which the Employee reasonably believed to be in, or not opposed to, the best interests of the Company, except that no indemnification shall be made under this Section 13.2 in respect of any claim, issue, or matter as to which the Employee shall have been adjudged to be liable to the Company, unless, and only to the extent, that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, the Employee is fairly and reasonably entitled to indemnity for such Expenses as the Court of Chancery or such other court shall deem proper.

13.3 Exceptions to Right of Indemnification. Notwithstanding anything to the contrary in this Agreement, except as set forth in Section 13.8, the Company shall not indemnify the Employee in connection with a Proceeding (or part thereof) initiated by the Employee unless the initiation thereof was approved by the Board of the Company. Notwithstanding anything to the contrary in this Agreement, the Company shall not indemnify the Employee to the extent the Employee is reimbursed from the proceeds of insurance, and in the event the Company makes any indemnification payments to the Employee and the Employee is subsequently reimbursed from the proceeds of insurance, the Employee shall promptly refund such indemnification payments to the Company to the extent of such insurance reimbursement.

13.4 Indemnification of Expenses of Successful Party. Notwithstanding any other provision of this Agreement, to the extent that the Employee has been successful, on the merits or otherwise, in defense of any Proceeding or in defense of any claim, issue or matter therein, the Employee shall be indemnified against all Expenses incurred by or on behalf of Employee in connection therewith. Without limiting the foregoing, if any Proceeding or any claim, issue or matter therein is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to the Employee, (ii) an adjudication that the Employee was liable to the Company, (iii) a plea of guilty or nolo contendere by the Employee, (iv) an adjudication that Employee did not act in good faith and in a manner the Employee reasonably believed to be in or not opposed to the best interests of the Company, and (v) with respect to any criminal proceeding, an adjudication that the Employee had reasonable cause to believe his or her conduct was unlawful, the Employee shall be considered for the purposes hereof to have been wholly successful with respect thereto.

13.5 Notification and Defense of Claim. As a condition precedent to the Employee’s right to be indemnified, the Employee must notify the Company in writing as soon as practicable of any Proceeding for which indemnity will or could be sought. With respect to any Proceeding of which the Company is so notified, the Company will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to the Employee. After notice from the Company to the Employee of its election so to assume such defense, the Company shall not be liable to the Employee for any legal or other expenses subsequently incurred by the Employee in connection with such Proceeding, other than as provided below in this Section 13.5. The Employee shall have the right to employ his or her own counsel in connection with such Proceeding, but the fees and expenses of such counsel incurred after notice from the Company of its assumption of the defense thereof shall be at the expense of the Employee unless (i) the employment of counsel by the Employee has been authorized by the Company, (ii) counsel to the Employee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Company and the Employee in the conduct of the defense of such Proceeding or (iii) the Company shall not in fact have employed counsel to assume the defense of such Proceeding, in each of which cases the fees and expenses of counsel for the Employee shall be at the expense of the Company, except as otherwise expressly provided by this Agreement. The Company shall not be entitled, without the consent of the Employee, to assume the defense of any claim brought by or in the right of the Company or as to which counsel for the Employee shall have reasonably made the conclusion provided for in clause (ii) above. The Company shall not be required to indemnify the Employee under this Agreement for any amounts paid in settlement of any Proceeding effected without its written consent. The Company shall not settle any Proceeding in any manner which would impose any penalty or limitation on the Employee without the Employee’s written consent. Neither the Company nor the Employee will unreasonably withhold or delay their consent to any proposed settlement.

13.6 Advancement of Expenses. Subject to the provisions of Section 13.7 of this Agreement, in the event that the Company does not assume the defense pursuant to Section 13.5 of this Agreement of any Proceeding of which the Company receives notice under this Agreement, any Expenses incurred by or on behalf of the Employee in defending such Proceeding shall be paid by the Company in advance of the final disposition of such Proceeding; provided, however, that the payment of such Expenses incurred by or on behalf of the Employee in advance of the final disposition of such Proceeding shall be made only upon receipt of an undertaking by or on behalf of the Employee to repay all amounts so advanced in the event that it shall ultimately be determined that the Employee is not entitled to be indemnified by the Company as authorized in this Agreement. Such undertaking shall be accepted without reference to the financial ability of the Employee to make repayment.

13.7 Procedure for Indemnification. In order to obtain indemnification or advancement of Expenses pursuant to Sections 13.1, 13.2, 13.4 or 13.6 of this Agreement, the Employee shall submit to the Company a written request. Any such indemnification or advancement of Expenses shall be made promptly, and in any event within 30 days after receipt by the Company of the written request of the Employee, unless with respect to requests under Sections 13.1, 13.2 or 13.6 the Company determines within such 30-day period that the Employee did not meet the applicable standard of conduct set forth in Section 13.1 or 13.2, as the case may be. Such determination, and any determination that advanced Expenses must be repaid to the Company, shall be made in each instance (i) by a majority vote of the directors of the Company consisting of persons who are not at that time parties to the Proceeding (“disinterested directors”), whether or not a quorum, (ii) by a committee of disinterested directors designated by a majority vote of disinterested directors, whether or not a quorum, (iii) if there are no disinterested directors, or if the disinterested directors so direct, by independent legal counsel (who may, to the extent permitted by applicable law, be regular legal counsel to the Company) in a written opinion, or (iv) by the stockholders of the Company.

13.8 Remedies. The right to indemnification or advancement of Expenses as provided by this Agreement shall be enforceable by the Employee in any court of competent jurisdiction. Unless otherwise required by law, the burden of proving that indemnification is not appropriate shall be on the Company. Neither the failure of the Company to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because the Employee has met the applicable standard of conduct, nor an actual determination by the Company pursuant to Section 13.7 that the Employee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Employee has not met the applicable standard of conduct. The Employee’s expenses (of the type described in the definition of “Expenses” below) reasonably incurred in connection with successfully establishing the Employee’s right to indemnification, in whole or in part, in any such Proceeding shall also be indemnified by the Company.

13.9 Partial Indemnification. If the Employee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of the Expenses, judgments, fines, penalties or amounts paid in settlement actually and reasonably incurred by or on behalf of the Employee in connection with any Proceeding but not, however, for the total amount thereof, the Company shall nevertheless indemnify the Employee for the portion of such Expenses, judgments, fines, penalties or amounts paid in settlement to which the Employee is entitled.

13.10 Subrogation. In the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Employee, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

13.11 Indemnification Hereunder Not Exclusive. The indemnification and advancement of Expenses provided by this Agreement shall not be deemed exclusive of any other rights to which the Employee may be entitled under the Company’s Certification of Incorporation, the By-Laws, any other agreement, any vote of stockholders or disinterested directors, the General Corporation Law of Delaware, any other law (common or statutory), or otherwise, both as to action in the Employee’s official capacity and as to action in another capacity while holding office for the Company. Nothing contained in this Agreement shall be deemed to prohibit the Company from purchasing and maintaining insurance, at its expense, to protect itself or the Employee against any expense, liability or loss incurred by it or the Employee in any such capacity, or arising out of the Employee’s status as such, whether or not the Employee would be indemnified against such expense, liability or loss under this Agreement; provided that the Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that the Employee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

13.12 Definitions. As used in this Section 13:

(i) The term “Proceeding” shall include any threatened, pending or completed action, suit, arbitration, alternative dispute resolution proceeding, administrative hearing or other proceeding, whether brought by or in the right of the Company or otherwise and whether of a civil, criminal, administrative or investigative nature, and any appeal therefrom.

(ii) The term “Corporate Status” shall mean the status of a person who is or was a director or officer of the Company, or is or was serving, or has agreed to serve, at the request of the Company, as a director, officer, partner, trustee, member, employee or agent of another corporation, partnership, joint venture, trust, limited liability company or other enterprise.

(iii) The term “Expenses” shall include, without limitation, attorneys’ fees, retainers, court costs, transcript costs, fees and expenses of experts, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and other disbursements or expenses of the types customarily incurred in connection with investigations, judicial or administrative proceedings or appeals, but shall not include the amount of judgments, fines or penalties against the Employee or amounts paid in settlement in connection with such matters. Notwithstanding any provision of this Section to the contrary, (i) the expenses eligible for reimbursement may not affect the expenses eligible for reimbursement in any other taxable year, (ii) such reimbursement must be made on or before the last day of the year following the year in which the expenses was incurred, and (iii) the right to reimbursement is not subject to liquidation or exchange for another benefit.

(iv) References to “other enterprise” shall include employee benefit plans; references to “fines” shall include any excise tax assessed with respect to any employee benefit plan; references to “serving at the request of the Company” shall include any service as a director, officer, employee or agent of the Company which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Agreement.

13.13 Savings Clause. If this Section 13 or any portion thereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify the Employee as to Expenses, judgments, fines, penalties and amounts paid in settlement with respect to any Proceeding to the full extent permitted by any applicable portion of this Section 13 that shall not have been invalidated and to the fullest extent permitted by applicable law.

13.14 Applicable Law. Notwithstanding anything herein to the contrary, this Section 13 shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware. The Employee may elect to have the right to indemnification or reimbursement or advancement of Expenses interpreted on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the applicable Proceeding, to the extent permitted by law, or on the basis of the applicable law in effect at the time such indemnification or reimbursement or advancement of Expenses is sought. Such election shall be made, by a notice in writing to the Company, at the time indemnification or reimbursement or advancement of Expenses is sought; provided, however, that if no such notice is given, and if the General Corporation Law of Delaware is amended, or other Delaware law is enacted, to permit further indemnification of the directors and officers, then the Employee shall be indemnified to the fullest extent permitted under the General Corporation Law, as so amended, or by such other Delaware law, as so enacted.

13.15 Enforcement. The Company expressly confirms and agrees that it has entered into this Agreement in order to induce the Employee to continue to serve as an officer of the Company, among other things, and acknowledges that the Employee is relying upon this Agreement in continuing in such capacity.

13.16 Consent to Suit. In the case of any dispute under or in connection with this Section 13, the Employee may only bring suit against the Company in the Court of Chancery of the State of Delaware. The Employee hereby consents to the exclusive jurisdiction and venue of the courts of the State of Delaware, and the Employee hereby waives any claim the Employee may have at any time as to forum non conveniens with respect to such venue. The Company shall have the right to institute any legal action arising out of or relating to this Section 13 in any court of competent jurisdiction. Any judgment entered against either of the parties in any proceeding hereunder may be entered and enforced by any court of competent jurisdiction.

14. Section 409A of the Internal Revenue Code. This Agreement is intended to comply with the provisions of Section 409A and the Agreement shall, to the extent practicable, be construed in accordance therewith. Terms defined in the Agreement shall have the meanings given such terms under Section 409A if and to the extent required in order to comply with Section 409A. Notwithstanding the foregoing, to the extent that the Agreement or any payment or benefit hereunder shall be deemed not to comply with Section 409A, then neither the Company, the Board of Directors nor its or their designees or agents shall be liable to the Employee or any other person for any actions, decisions or determinations made in good faith.

15. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

CURIS, INC.

By:	/s/ Michael P. Gray
Name:	Michael P. Gray
Title:	Chief Financial Officer

EMPLOYEE

By:	/s/ Daniel R. Passeri
Daniel R. Passeri

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